NEWS

For Immediate Release
KERYX CONTACT:
Ron Bentsur
Vice President - Finance & Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: ron@keryx.com

KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES THIRD QUARTER 2005
FINANCIAL RESULTS

- Keryx to Hold Investor Conference Call, Tomorrow, Friday, November 4, 2005 at 8:30 AM EST -

NEW YORK, NEW YORK, November 3, 2005 - Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer, today announced its financial results for the third quarter ended September 30, 2005.

At September 30, 2005, the Company had cash, cash equivalents, investment securities and interest receivable of $110.1 million, compared to $40.4 million at June 30, 2005.  The increase of $69.7 million is primarily attributable to the Company’s public offering of 5,780,000 shares of its common stock (including the exercise of a 750,000 share over-allotment option granted to the underwriters), which was completed on July 20, 2005.  Total proceeds to the Company from this public offering were approximately $75.8 million, net of underwriting commission and expenses.

The net loss for the third quarter ended September 30, 2005, was $6,948,000, or $0.19 per share, compared to a net loss of $3,253,000, or $0.11 per share, for the third quarter ended September 30, 2004.  The $3,695,000 increase in net loss in the third quarter of 2005, as compared to the third quarter of 2004, was due to a $3,990,000 increase in expenses related to the KRX-101 clinical program, including costs associated with the initiation of our pivotal Phase III and Phase IV clinical trials, and an increase of $253,000 of non-cash compensation expense associated with the revaluation and issuance of stock options.  This increase was offset by a $636,000 increase in interest income due primarily to a higher level of invested funds from the completion of the public offering that closed in July 2005.

Commenting on the third quarter, Michael S. Weiss, Keryx’s Chairman and Chief Executive Officer, said, “This recent quarter was a significant one for the Company.  We successfully completed a follow-on offering of our common stock, raising approximately $75.8 million in net proceeds to the Company.  We now have a cash balance of approximately $110 million, which we believe is sufficient to execute our business plan.  We are very pleased by the early progress of our KRX-101 pivotal Phase III and Phase IV studies and we feel confident that we are on track to satisfying our projected timelines. We are also looking forward to the final KRX-101 Phase II data presentation scheduled for November 11th at the ASN Renal Week conference.” Mr. Weiss added, “Our KRX-0401 corporate-sponsored program continues to expand and we expect to present additional pre-clinical data from this program at the upcoming AACR-NCI-EORTC International Conference.”

Keryx will host an investor conference call tomorrow, Friday, November 4, at 8:30 AM EST to discuss the financial results for the quarter and the Company’s clinical programs.  In order to participate in the conference call, please call 800-895-1713 (if calling from the U.S.) or 785- 424-1058 (international). The call-in ID is "KERYX."

The audio recording of the conference call will be available for replay at www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is KRX-101 (sulodexide), a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. KRX-101 is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in- licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement
Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates KRX-101 and KRX-0401, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including KRX-101 and KRX-0401; the final results from the KRX-101 Phase II clinical trial may not track earlier results; we may not be able to meet anticipated development timelines for KRX-101 or KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commissions. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to Follow)

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of US Dollars, Except Share and Per Share Data)

Statements of Operations Information:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2005	2004	2005	2004

SERVICE REVENUE	$82	$397	$365	$642

OPERATING EXPENSES:
Cost of services	197	416	539	619

Research and development:
Non-cash compensation	226	70	539	295
Non-cash acquired in-process
research and development	--	--	--	18,800
Other research and development	6,501	2,594	15,723	6,313
Total research and development	6,727	2,664	16,262	25,408

General and administrative:
Non-cash compensation	258	161	611	967
Other general and administrative	671	596	2,015	2,434
Total general and administrative	929	757	2,626	3,401

TOTAL OPERATING EXPENSES	7,853	3,837	19,427	29,428

OPERATING LOSS	(7,771)	(3,440)	(19,062)	(28,786)

OTHER INCOME (EXPENSE):
Interest and other income, net	823	187	1,330	452
Income taxes	--	--	--	(1)

NET LOSS	$(6,948)	$(3,253)	$(17,732)	$(28,335)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.19)	$(0.11)	$(0.53)	$(0.95)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	36,721,122	30,743,132	33,261,801	29,683,258

Balance Sheet Information:

	September 30, 2005	December 31, 2004
	(unaudited)	(audited*)
Cash, cash equivalents, interest
receivable and investment securities	$110,125	$49,878
Total assets	112,732	50,862
Accumulated deficit	(105,285)	(87,553)
Stockholders’ equity	103,195	42,804

* Condensed from audited financial statements.